Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, S.V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(336) 389-5513 – Media

Bassett Furniture News Release

Bassett Announces Moves to Increase Share Repurchase Program and Dividend

(Bassett, Va.) – March 17, 2008 – Bassett Furniture Industries Inc. (Nasdaq:BSET) announced today that its Board of Directors has amended the Company’s share repurchase authorization from $40 million to $60 million, reflecting the Board’s belief that Bassett shares represent an attractive value in today’s market. The Company intends to pursue a more aggressive repurchase program under this increased authorization. This amendment will increase current share repurchase availability from approximately $9 million to $29 million.

The Board also announced an increase in the quarterly dividend on the Company’s common stock from $0.20 to $0.225 per share, an increase of 12.5%. The dividend is payable June 2, 2008 to stockholders of record on May 16, 2008.

As previously announced, Bassett has been exploring avenues to unlock value in its portfolio of non-operating assets that it believes is not currently fully recognized in its stock price, while retaining the strong balance sheet that is necessary to pursue its business plan. As part of this ongoing review the Board, with the assistance of investment bank Stephens Inc. and the firm of Mann, Armistead and Epperson, has determined that the Company can return capital to shareholders in the near term while fully funding the Company’s expected retail growth plans (which, as the Company has previously disclosed, call for investments of up to $10 million to $12 million per year). The funding for these initiatives will come from the orderly liquidation of a portion of Bassett’s investment portfolio over the next two to three years. The Board will continue working with its advisors in the near term to further analyze options to increase shareholder value.

“We remain very committed to the furniture business and are fortunate that, even in these difficult times for the industry, we are in a position to take these steps to prudently return value to our shareholders,” said Robert Spilman Jr., Bassett Furniture CEO. “In 2007, we distributed nearly $9.5 million dollars to our shareholders in the form of dividends. Today’s announcement reinforces our ongoing commitment to enhancing shareholder value, while retaining our strong balance sheet and continuing to invest wisely in our long-term business, retail strategies and growth plans. The steps we are announcing today are driven by the strength of our balance sheet, and because of the promising early results of our new prototype stores, combined with recent improvements in merchandising and marketing.”

During the next several quarters, the Company expects that the repurchase program could reduce Bassett’s 11,812,740 publicly held shares by approximately 10 percent. The repurchases under the program have been and will continue to be made in open market or privately negotiated transactions in compliance with SEC Rule 10b-18, subject to market conditions, levels of cash generated from operations and liquidation of certain assets, cash requirements for operations and capital expenditures, applicable legal and regulatory requirements and other factors, including the price of the stock. The stock repurchase authorization does not have an expiration date, and the stock repurchase program may be modified or discontinued at any time.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (Nasdaq:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With approximately 130 Bassett stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com.

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “ intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the fiscal year 2007, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results or future actions to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results or future actions to differ materially from those indicated in the forward looking statements: delays or difficulties in converting some of its non-operating assets to cash, tax planning considerations, negotiations with third parties who have an interest in some of the non-operating assets in which the Company has an interest, economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

###